Exhibit (g)(3)(i)

AMENDED AND RESTATED ANNEX I

THIS ANNEX I, amended and restated as of November 27, 2012 to reflect the current series of the RBC Funds Trust (formerly, Tamarack Funds Trust), is Annex I to that certain Foreign Custody Manager Agreement dated as of August 1, 2011 between The Bank of New York Mellon and RBC Funds Trust.

FUND

RBC BlueBay Emerging Market Select Bond Fund

RBC BlueBay Emerging Market Corporate Bond Fund

RBD BlueBay Global High Yield Bond Fund

RBC BlueBay Global Convertible Bond Fund

RBC BlueBay Absolute Return Fund

RBC FUNDS TRUST

By:	/s/ Kathleen Gorman
Name:	Kathleen Gorman
Title:	President

THE BANK OF NEW YORK MELLON

By:	/s/ William Blatchford
Name:	William Blatchford
Title:	Managing Director